FOR IMMEDIATE RELEASE
Contact:  Lauren DePaso
(502) 636-4506
Lauren.DePaso@kyderby.com

Churchill Downs Incorporated Board of Directors Appoints R. Alex Rankin as Vice Chairman and Increases Annual Dividend for Shareholders
LOUISVILLE, Ky. (October 26, 2017) - Churchill Downs Incorporated (CDI or the Company) (NASDAQ: CHDN) announced today that its Board of Directors has voted to appoint R. Alex Rankin as Vice Chairman of the Board in recognition of his ongoing contributions to the Board.
The Company’s Board of Directors also approved an annual cash dividend of $1.52 per outstanding share, a 15 percent increase over the prior year, on CDI's common stock, payable January 5, 2018, to shareholders of record on December 1, 2017. This marks the seventh consecutive year that the Company has increased the dividend.
ABOUT CHURCHILL DOWNS INCORPORATED
Churchill Downs Incorporated, (CDI) (NASDAQ: CHDN), headquartered in Louisville, Ky., is an industry-leading racing, gaming and online entertainment company anchored by our iconic flagship event - The Kentucky Derby.  We are a leader in brick-and-mortar casino gaming with gaming positions in eight states, and are the largest legal online account wagering platform for horseracing in the U.S., through our ownership of TwinSpires.com. We are also one of the world’s largest producers and distributors of mobile games through Big Fish Games, Inc. Additional information about CDI can be found online at www.churchilldownsincorporated.com.

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